Exhibit 99.(d)(2)

FORM OF

INVESTMENT SUBADVISORY AGREEMENT

This Investment Subadvisory Agreement (the “Agreement”) is made as of this     day of               , 2008 by and among ALPS Advisers, Inc. (the “Adviser”), Red Rocks Capital LLC (the “Sub-Adviser”), and ALPS Variable Insurance Trust (the “Trust”).

WHEREAS, the Trust is registered as an open-end management investment company under the Investment Company Act of 1940, as amended (the “1940 Act”);

WHEREAS, pursuant to an Investment Advisory Agreement dated as of                         , 2008, between the Adviser and the Trust, the Adviser acts as investment adviser for the portfolios listed on Appendix A attached hereto (each a “Portfolio”, and collectively, the “Portfolios”); and

WHEREAS, the Adviser and the Trust each desire to retain the Sub-Adviser to provide investment advisory services to the Trust in connection with the management of all or a portion of the assets of the Portfolios, and the Sub-Adviser is willing to render such investment advisory services.

NOW, THEREFORE, intending to be legally bound, the parties hereto agree as follows:

1.                                       (a)  Subject to supervision and oversight by the Adviser and the Trust’s Board of Trustees, the Sub-Adviser shall create an investment  program for the Portfolio in accordance with the Portfolio’s investment objectives, policies and restrictions (the “Investment Strategy”) as stated in such Portfolio’s Prospectus(es) (such Prospectus(es) and Statement(s) of Additional Information (“SAI”) as currently in effect and as amended or supplemented from time to time, being herein called the “Prospectus”), and subject to the following understandings:

(i)                         The Sub-Adviser shall implement the Portfolio’s Investment Strategy, adhering to the specific investment style mandated by the Portfolio’s Prospectus and SAI.

(ii)                      In the performance of its duties and obligations under this Agreement, the Sub-Adviser shall act in conformity with the Trust’s Prospectus and with the instructions and directions of the Adviser and of the Board of Trustees and will conform and comply with the applicable requirements of the 1940 Act, the Internal Revenue Code of 1986, as amended, and all other applicable federal and state laws and regulations, as each is amended from time to time.

(iii)                   The Sub-Adviser at its expense will make available to the Trustees of the Portfolios and the Adviser at reasonable times its portfolio managers and other appropriate personnel, either in person or, at the mutual convenience of the Adviser and the Sub-Adviser, by telephone, in order to review the investment policies, performance and other investment related information regarding a Portfolio and to consult with the Trustees of the Portfolios and Adviser regarding each Portfolio’s investment affairs, including economic, statistical and investment matters related to the Sub-Adviser’s duties hereunder, and will provide periodic reports to the Adviser relating to the investment strategies it employs.  The Sub-Adviser and its personnel shall also cooperate fully with counsel and auditors for, and the Chief Compliance Officers of, the Adviser and the Trust.

(iv)                  The Sub-Adviser at its expense will provide the Adviser and/or the Trust’s Chief Compliance Officer with such compliance reports relating to its duties under this Agreement as may be requested from time to time.  Notwithstanding the foregoing, the Sub-Adviser will promptly report to the Adviser and the Trust any material violations of the federal securities laws (as defined in Rule 38a-1 of the 1940 Act) that the Sub-Adviser is or should be aware of or any material violation of the Sub-Adviser’s compliance policies and procedures that pertain to the Portfolios, as well as any change in portfolio manager(s) of the Portfolios.

(v)                     The Sub-Adviser represents and warrants that it has adopted a code of ethics meeting the requirements of Rule 17j-1 under the 1940 Act and the requirements of Rule 204A-1 under the Investment Advisers Act of 1940, as amended, and has provided the Adviser and the Portfolio with a copy of such code of ethics, together with evidence of its adoption, and will promptly provide copies of any changes thereto, together with evidence of their adoption.  Upon request of the Adviser or the Portfolio, but in any event no less frequently than quarterly, the Sub-Adviser will supply the Adviser and the Portfolio with a written report that (A) describes any issues arising under the code of ethics or procedures since the Sub-Adviser’s last report, including but not limited to material violations of the code of ethics or procedures and sanctions imposed in response to the material violations; and (B) certifies that the procedures contained in the Sub-Adviser’s code of ethics are reasonably designed to prevent “access persons” from violating the code of ethics.

(vi)                  The Sub-Adviser will review draft reports to shareholders and other documents provided or available to it and provide comments on a timely basis.  Adviser will provide such documents to Sub-Adviser in a reasonable timeframe prior to the due date.  In addition, the Sub-Adviser and each officer and portfolio manager thereof designated by the Adviser will provide on a timely basis such certifications or sub-certifications as the Adviser or the Portfolio may reasonably request in order to support and facilitate certifications required to be provided by the Trust’s Principal Executive Officer and Principal Accounting Officer.

(vii)    (A)    Services to be furnished by the Sub-Adviser under this Agreement may be furnished through the medium of any of the Sub-Adviser’s officers or employees.

(B)    The Sub-Adviser shall keep each Portfolio’s books and records required to be maintained by subparagraphs (b)(10) and (11) and paragraph (f) of Rule 31a-1 under the 1940 Act and shall (i) render to the Trust’s Board of Trustees such periodic and special reports as the Trust may reasonably request, and (ii) timely furnish to the Adviser all information relating to the Sub-Adviser’s services under this Agreement needed by the Adviser to keep the other books and records of the Portfolio required by Rule 31a-1 under the 1940 Act.

The Sub-Adviser agrees that all records that it maintains on behalf of the Portfolio are property of the Portfolio and the Sub-Adviser will surrender promptly to the Portfolio any of such records upon the Portfolio’s request; provided, however, that the Sub-Adviser may retain a copy of such records.  The Sub-Adviser further agrees to preserve for the periods prescribed by Rule 31a-2 under the 1940 Act any such records as are required to be maintained by it pursuant to paragraph 1(a) of this Agreement.

(C)    The Sub-Adviser shall be responsible for voting the proxies related to the Portfolios, provided however, the Adviser will work with the Sub-Adviser to coordinate the applicable filings related thereto.

(viii)            Sub-Adviser will not be responsible for regulatory filings (except (i) as set forth below for review and comment, or (ii) with respect to proxy voting set forth above) or FINCEN reporting.

2.                                      The Adviser shall continue to have responsibility for all services to be provided to each Portfolio pursuant to the Advisory Agreement and shall oversee and review the Sub-Adviser’s performance of its duties under this Agreement.

3.                                      Sub-Adviser Representations

The Sub-Adviser makes the following representations to the Adviser:

(a)         The Sub-Adviser is a Colorado limited liability corporation duly registered as an investment adviser under the Advisers Act.

(b)        The Sub-Adviser will discharge its duties as investment adviser to the Portfolio in accordance with the applicable provisions of the 1940 Act and the Advisers Act and of the rules and regulations thereunder.

(c)         The execution, delivery and performance by the Sub-Adviser of this Agreement are within the Sub-Adviser’s powers and have been duly authorized by all necessary action on the part of its shareholders, Board of Directors, or other applicable governing body and no action by or in respect of, or filing with, any governmental body, agency or official is required on the part of the Sub-Adviser for the execution, delivery and performance by the Sub-Adviser of this Agreement.

(d)        The execution, delivery and performance by the Sub-Adviser of this Agreement do not contravene or constitute a default under (i) any provision of applicable law, rule or regulation, (ii) the Sub-Adviser’s certificate of incorporation or by-laws, or other applicable organizational documents, or (iii) any agreement, judgment, injunction, order, decree or other instrument binding upon the Sub-Adviser.

(e)         This Agreement is a valid and binding agreement of the Sub-Adviser, enforceable against it in accordance with the terms hereof.

4.                                      Adviser Representations

The Adviser makes the following representations to the Sub-Adviser:

(a)         The Adviser is a Colorado corporation duly registered as an investment adviser under the Advisers Act.

(b)        The Adviser will discharge its duties as investment adviser to the Portfolio in accordance with the applicable provisions of the 1940 Act and the Advisers Act and of the rules and regulations thereunder.

(c)         The execution, delivery and performance by the Adviser of this Agreement are within the Adviser’s powers and have been duly authorized by all necessary action on the part of its shareholders, Board of Directors, or other applicable governing body and no action by or in respect of, or filing with, any governmental body, agency or official is required on the part of the Adviser for the execution, delivery and performance by the Sub-Adviser of this Agreement.

(d)        The execution, delivery and performance by the Adviser of this Agreement do not contravene or constitute a default under (i) any provision of applicable law, rule or regulation, (ii) the Adviser’s certificate of incorporation or by-laws, or other applicable organizational documents, or (iii) any agreement, judgment, injunction, order, decree or other instrument binding upon the Adviser.

(e)         This Agreement is a valid and binding agreement of the Adviser, enforceable against it in accordance with the terms hereof.

5.                                      The Adviser has delivered to the Sub-Adviser copies of each of the following documents and will deliver to it all future amendments and supplements, if any:

(a)          Certified resolutions of the Trust’s Board of Trustees authorizing the appointment of the Sub-Adviser and approving the form of this Agreement;

(b)         Registration Statement under the 1940 Act and the Securities Act of 1933, as amended on Form N-1A (the “Registration Statement”), as filed with the Securities and Exchange Commission (the “Commission”) relating to each Portfolio and shares of the Portfolio’s beneficial shares, and all amendments thereto; and

(c)          Prospectus(es) of each Portfolio.

During the term of this Agreement, the Adviser agrees to furnish the Sub-Adviser at its principal office all prospectuses, proxy statements, reports to shareholders, sales literature or other materials prepared for distribution to shareholders of each Portfolio, the Trust or the public that refers to the Sub-Adviser or its clients in any way prior to use thereof and not to use material if the Sub-Adviser reasonably objects in writing within five business days (or such other period as may be mutually agreed upon) after receipt thereof.  The Sub-Adviser’s right to object to such materials is limited to the portions of such materials that expressly relate to the Sub-Adviser, its services and its clients.  The Adviser agrees to use its reasonable best efforts to ensure that materials prepared by its employees or agents or its affiliates that refer to the Sub-Adviser or its clients in any way are consistent with those materials previously approved by the Sub-Adviser as referenced in the first sentence of this paragraph.  Sales literature may be furnished to the Sub-Adviser by first-class mail, electronic mail or overnight delivery service, facsimile transmission equipment or hand delivery.

4.                                       For the services to be provided by the Sub-Adviser pursuant to this Agreement for each Portfolio, the Adviser will pay to the Sub-Adviser as full compensation therefore a fee at an annual rate of the Portfolio’s average daily net assets, as set forth in the attached Fee Schedule.  The fee will be paid to the Sub-Adviser from the Adviser’s advisory fee from each Portfolio.  This fee will be computed daily and paid to the Sub-Adviser monthly.

5.                                       The Sub-Adviser shall not be liable for any error of judgment or for any loss suffered by the Portfolios or the Adviser in connection with performance of its obligations under this Agreement, except a loss resulting from a breach of fiduciary duty with respect to the receipt of compensation for services (in which case any award of damages shall be limited to the period and the amount set forth in Section 36(b)(3) of the 1940 Act), or a loss resulting from willful misfeasance, bad faith or gross negligence on the Sub-Adviser’s part in the performance of its duties or from reckless disregard of its obligations and duties under this Agreement, except as may otherwise be provided under provisions of applicable state law which cannot be waived or modified hereby.

6.                                       This Agreement shall continue in effect for a period of more than two years from the date hereof only so long as continuance is specifically approved at least annually in conformance with the 1940 Act provided, however, that this Agreement may be terminated (a) by a Portfolio at any time, without the payment of any penalty, by the vote of a majority of Trustees of the Trust or by the vote of a majority of the outstanding voting securities of the Portfolio, (c) by the Adviser or Sub-Adviser at any time, without the payment of any penalty, on 90 days’ written notice to the other parties.  This Agreement shall terminate automatically in the event of its assignment.  As used in this Section 6, the terms “assignment” and “vote of a majority of the outstanding voting securities” shall have the respective meanings set forth in the 1940 Act and the rules and regulations thereunder, subject to such exceptions as may be granted by the Commission under the 1940 Act.

7.                                       The investment management services provided by the Sub-Adviser under this Agreement are not to be deemed exclusive and the Sub-Adviser shall be free to render similar services to others, as long as such services do not impair the services rendered to the Adviser or the Trust.  Nothing in this Agreement shall limit or restrict the right of any of the Sub-Adviser’s partners, officers, or employees to engage in any other business or to devote his or her time and attention in part to the management or other aspects of any business, whether of a similar or dissimilar nature, nor limit or restrict the Sub-Adviser’s right to engage in any other business or to render services of any kind to any other corporation, firm, individual or association.

8.                                       The Sub-Adviser retains the right to use the name “Listed Private Equity” in connection with another investment company or business enterprise with which the Sub-Adviser is or may become associated. The Sub-Adviser hereby grants to the Trust the right and license to use the name “Listed Private Equity”, which right and license shall automatically terminate ninety (90) days after termination of this Agreement.

9.                                       No Trustee or Shareholder of the Trust shall be personally liable for any debts, liabilities, obligations or expenses incurred by, or contracted for under this Agreement.

10.                                 No provisions of this Agreement may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against which enforcement of the change, waiver, discharge or termination is sought, and no amendment of this Agreement shall be effective until approved by the vote of the majority of the outstanding voting securities of the applicable Portfolio or Portfolios.

11.                                 This Agreement shall be governed by the laws of the state of Delaware without regard to the conflicts of laws provisions of that state; provided, however, that nothing herein shall be construed as being inconsistent with the 1940 Act.

12.                                 This Agreement embodies the entire agreement and understanding among the parties hereto, and supersedes all prior agreements and understandings relating to this Agreement’s subject matter.  This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original; all such counterparts shall, together, constitute only one instrument.

13.                                 Should any part of this Agreement be held invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby.  This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors.

14.                                 Notice/Separate Portfolios.  A copy of the Agreement and Declaration of Trust is on file with the Secretary of the State of Delaware and notice is hereby given that this instrument is executed on behalf of the Board of Trustees of the Trust as Trustees and not individually and that the obligations of this instrument are not binding upon any of the Trustees or shareholders individually but are binding only upon the assets and property of the relevant Portfolio.  Each Portfolio will be regarded for all purposes hereunder as a separate party apart from each other Portfolio.  Unless the context otherwise requires, with respect to every transaction covered hereby, every reference herein to a Trust is deemed to relate solely to the particular Portfolio to which such transaction relates.  Under no circumstances will the rights, obligations or remedies with respect to a particular Portfolio constitute a right, obligation or remedy applicable to any other Portfolio.  The use of this single document to memorialize the separate agreement as to each Portfolio is understood to be for clerical convenience only and will not constitute any basis for joining the other Portfolios for any reason.

15.                                 Any notice, advice or report to be given pursuant to this Agreement shall be delivered or mailed:

To the Adviser at:

ALPS Advisers, Inc.
1290 Broadway, Suite 1100
Denver, CO 80203
Attention: General Counsel

To the Sub-Adviser at:

Red Rocks Capital LLC
603 Park Point Drive, Suite 200
Golden, CO 80401
Attention: CFO

To the Trust or the Portfolios at:

AVS Listed Private Equity Portfolio
1290 Broadway, Suite 1100
Denver, CO 80203
Attention: Secretary

with a copy to:

Davis Graham & Stubbs LLP
1550 17th Street, Suite 500
Denver, Colorado 80202
Attn.: Lester R. Woodward, Esq.

16.                                 Where the effect of a requirement of the 1940 Act reflected in any provision of this Agreement is altered by a rule, regulation or order of the Commission, whether of special or general application, such provision shall be deemed to incorporate the effect of such rule, regulation or order.

(Remainder of Page Intentionally Left Blank)

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their officers designated below as of the day and year first written above.

ALPS ADVISERS, INC.,	ALPS VARIABLE INSURANCE TRUST,
a Colorado corporation	a Delaware statutory trust, on behalf of the
AVS Listed Private Equity Portfolio

By:	By:

Name:	Name:
Title:	Title:

RED ROCKS CAPITAL LLC,
A Colorado limited liability company

By:
Name:
Title:

FEE SCHEDULE

In consideration for the services to be performed under this Agreement, the Sub-Adviser shall receive from the Adviser an annual management fee, accrued daily at the rate of 1/365th of the applicable advisory fee rate and payable monthly as soon as practicable after the last day of each month in the amount of two-thirds (“2/3” or “66.6%”) of the management fee paid by the Portfolio to the Adviser of each Portfolio’s daily net assets during the month.

Appendix A

AVS Listed Private Equity Portfolio